SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2010 (October 29, 2010)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01.	Other Events.

On October 29, 2010, the Board of Directors of Ambac Financial Group, Inc. (the “Company”) decided not to make a regularly scheduled interest payment on the Company’s 7.50% Debentures due May 1, 2023 (the “2023 Notes”). The interest payment was scheduled to be made on November 1, 2010. If the interest is not paid within 30 days of the scheduled interest payment date, an event of default will occur under the indenture for the 2023 Notes. The occurrence of an event of default would permit the holders of the 2023 Notes to accelerate the maturity of the notes. As of June 30, 2010, the Company had total indebtedness of $1,622 million. The next scheduled payment of interest on the Company’s indebtedness is November 15, 2010.

To date, the Company has been unable to raise additional capital as an alternative to seeking bankruptcy protection. As such, the Company is currently pursuing with an ad hoc committee of senior debt holders a restructuring of its outstanding debt through a prepackaged bankruptcy proceeding. There can be no assurance that any definitive agreement will be reached. If the Company is unable to reach agreement on a prepackaged bankruptcy in the near term, it intends to file for bankruptcy under Chapter 11 of the United States Bankruptcy Code prior to the end of the year. Such filing may be with or without agreement with major creditor groups concerning a plan of reorganization. The filing for bankruptcy protection would accelerate the maturity of all of the Company’s indebtedness.

A significant consideration for any restructuring or reorganization is the impact, if any, on the Company’s estimated $7.0 billion net operating loss (“NOLs”) tax carry forward. The Company considers the NOLs to be a valuable asset. However, the Company’s ability to use the NOLs could be substantially limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended. In general, an ownership change would occur if shareholders owning 5% or more of the Company’s stock increased their percentage ownership (by value) in the Company by 50% or more, as measured over a rolling three year period beginning with the last ownership change. These provisions can be triggered by new issuances of stock, merger and acquisition activity or normal market trading. On February 2, 2010, the Company entered into a Tax Benefit Preservation Plan to reduce the risk of an ownership change resulting from the trading of the Company’s stock.

If the Company files for bankruptcy protection, stock issued to the Company’s debt holders in connection with a reorganization could trigger an ownership change if a significant portion of the debt being exchanged had been held by such debt holders for less than 18 months prior to the filing for bankruptcy and certain other factual or legal exceptions were not applicable. Accordingly, extensive buying of the Company’s debentures prior to a bankruptcy filing by persons who could hold 5% or more of the Company’s stock following a bankruptcy reorganization could substantially limit the Company’s ability to use its NOLs.

Prior to the occurrence of an event of default under the indenture for the 2023 Notes, the Company intends either (i) to pay interest on the 2023 Notes, (ii) to solicit acceptances for a prepackaged plan of reorganization and, if such solicitation is successful, then to file for bankruptcy with a related prepackaged plan or (iii) to file for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Several factors may influence which of the above courses of action the Company may take, including the status of negotiations with the ad hoc committee of senior debt holders and actions required to preserve the NOLs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc. (Registrant)

Dated: November 1, 2010

	By:	/s/ David Trick
	Name:	David Trick
	Title:	Senior Managing Director, Chief Financial Officer and Treasurer

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